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                                                                    Exhibit 23.1

McGladrey & Pullen
Certified Public Accountants







Consent of Independent Accountants

We consent to the incorporation by reference in the Proxy Statement / Prospectus forming a part of the Registration Statement on Form S-4 filed by Kankakee Bancorp, Inc of our report dated February 6, 2003, except for Note 17 as to which the date is February 24, 2003, which is incorporated by reference in the Annual Report on Form 10-K of Kankakee Bancorp, Inc. for the year ended
December 31, 2002. We also consent to the reference of our firm under the heading "EXPERTS" in the Proxy Statement / Prospectus.



/s/ McGladrey & Pullen

Champaign, Illinois
July 30, 2003













McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.